MANAGEMENT INCENTIVE CASH AWARD PLAN


Purpose

The purpose of the Gap Management Incentive Cash Award Program (MICAP) is to provide financial incentives for Officers to meet the Company's annual performance goals.


Administration

The Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors, who have the authority to determine plan participants, target award levels, the times when awards will be granted, the financial performance objectives on which the plan is based and final payments.


Eligibility and Participation

MICAP is designed for Officers whose responsibilities significantly influence Company results. Plan participants are normally selected at the beginning of each fiscal year. An Officer who becomes eligible to participate in the plan during a fiscal year (whether by promotion or hire) may participate on the basis of their earnings.


Bonus Pool Funding

Each Officer is assigned a Bonus Target expressed as a percent of salary. The sum of these awards equals the Target Award Pool.

At the beginning of the fiscal year, Management and the Compensation and Stock Option Committee set overall Corporate and Divisional Earnings Targets. Achievement of the target will result in the creation of an actual pool called the Target Award Pool. A Funding Threshold and a Funding Maximum are also established and the corresponding level of award pool funding are determined.


Threshold Performance Level

No awards will be paid under this program (either Company or Division) unless the Company or Division achieves at least 80% of its primary financial goal for the year.

Award Calculation

Awards under the plan are based on a combination of individual bonus eligibility, (Target Bonus), and Corporate and Individual performance.

Each Officer is assigned a Bonus Target expressed as a percent of salary. This is referred to as Target Bonus.

Corporate or Divisional Earnings performance adjusts each individual's Target Bonus based on the percent of target achieved.

The resulting bonus is further adjusted based on the Individual Performance Multiplier, and management discretion can be used to modify the final bonus award amount.

Final bonuses are determined by adjusting the initial award up or down by the Performance Multiplier. Management discretion can be used to modify the final bonus award amount.


Corporate Performance

Corporate Earnings directly impact the funding of this bonus plan. Corporate Earnings Before Taxes performance determines the percentage of Target Bonus paid.


Individual Performance

For the purpose of determining the Individual Performance adjustment to their Target Bonus, each participant should determine three to six specific performance objectives (which will be weighted) at the beginning of the fiscal year. These objectives should relate to significant Company or Division goals and to the degree possible should be measurable. Monitoring and controlling expenses so as to stay within established operating budget (unless written approval to exceed has been received) will be a consideration for all Executives.


Individual Performance Multiplier

Performance on objectives is evaluated to determine an overall rating.

The overall rating corresponds to a range of "Performance Multipliers."


Payment of Award

Payment of the Incentive Awards will be made on or about April 1st following completion of the fiscal year.


Effective Date

The effective date of this plan is February 1, 1991. The plan shall continue in effect for subsequent years unless it is terminated by the Compensation Committee.


Board's Rights

Under certain circumstances, the Board may want to take discretionary actions that are beyond the planned parameters of this program:

- -    The Board reserves the right to establish a "contingency fund" which would provide for the possibility of limited/reduced awards should the Funding Threshold not be met.

- -    The Board also reserves the right to pay no awards if operating results or the Company's financial condition is unacceptable.